Exhibit 21.1

Subsidiaries of the Trust

(Wholly-Owned Corporate Subsidiaries of the Trust:

BPP/Arrowhead, Inc. (Delaware) (Consolidated)

BPP/Crenshaw-Imperial, Inc. (Delaware) (Consolidated)

BPP/Riley, Inc. (California) (Consolidated)

BPP/Simi Valley, Inc. (Delaware) (Consolidated)

BPP/Valley Central, Inc. (Delaware) (Consolidated)

Burnham Pacific L.P., Inc. (Delaware) (Consolidated)

Partnerships in which the Trust holds interests:

BPP/Arrowhead, L.P. (Delaware) (Consolidated)

BPP/Cameron Park, L.P. (California) (Consolidated)

BPP/Crenshaw-Imperial, L.P. (Delaware) (Consolidated)

BPP/Marin, L.P. (California) (Consolidated)

BPP/Richmond, L.P. (California) (Consolidated)

BPP/Riley, L.P. (California) (Consolidated)

BPP/Simi Valley, L.P. (Delaware) (Consolidated)

BPP/Van Ness, L.P. (California) (Consolidated)

Burnham Pacific Operating Partnership, L.P. (Delaware) (Consolidated)